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                                                                    Exhibit 10.3

                                 AMENDMENT NO. 1
                                     TO THE
                           BENEFITS EQUALIZATION PLAN
                                       OF
                              COLTEC INDUSTRIES INC


     Effective as of January 1, 1994, Section 4.1 of the Benefits Equalization Plan of Coltec Industries Inc is amended as follows:

          "4.1 Payment of any supplemental benefit under Article II of this Plan shall be made in cash at the same time in the same form and to the same person or persons as payment of allowances under the Retirement Plan. Payment of any supplemental amounts under Article III of this Plan shall be made in cash (i) to the Employee, or his beneficiary, in a lump sum as soon as practicable following the Employee's termination of employment or (ii) to the Employee, at the written election of the Employee delivered to the Committee prior to the date on which payment of supplemental amounts are scheduled to commence, in either five or ten annual installments, each installment shall be equal to a fraction of the value of the supplemental amounts to which the election is applicable as of the date any such installment is due, the numerator of which fraction shall be 1 and the denominator of which shall be the number of installments then remaining to be paid. Payment of such installments shall commence as soon as practica-ble following the Employee's termination of employment and shall be made as of each subsequent anniversary of such date for the duration of the period during which installments are to be paid. If the Employee shall die prior to receiving all of such installments, the remaining installments shall be paid to his beneficiary in a lump sum."